SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
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JPC CAPITAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)
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JPC CAPITAL PARTNERS, INC.
3440 Preston Ridge Road
Suite 600
Alpharetta, GA 30005
Dear Stockholders:
Your are cordially invited to attend a special meeting of the stockholders of JPC Capital Partners, Inc.(the “Company” or “JPCI”) to be held at 10:00 a.m. local time, on May 28, 2008 at our executive offices located at 3440 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. At the meeting you will be asked to:
1.	Elect six nominees as members of the Board of Directors, replacing the current board of directors;
2. Approve the proposed amendment to the Certificate of Incorporation:
a.	Increasing the number of authorized common shares from 95 million to 250 million;

b.	Effecting a 2 for 1 reverse stock split on issued and outstanding common shares;

c.	Changing the name of the company to “Detroit International Auto Salon Corp.”; and

d.	Declassifying the Board of Directors and removing other director related provisions.
These proposals are being recommended for approval by the Board of Directors and are being made in connection with the requirements of a Stock Purchase Agreement and Securities Exchange (the “Exchange Agreement”) between the Company and Componus, Inc., a corporation organized under the laws of Nevada (“Componus”), pursuant to which JPC will purchase from Componus all issued and outstanding shares of Componus’s common stock in consideration for the issuance of 89,000,000 shares of JPCI common stock.
The Share Exchange will result in a change in control of the Company, with Componus owning approximately 87.25% of the Company’s common stock after giving effect to the reverse split. Upon the filing of the Amended Certificate of Incorporation and the closing of the transactions contemplated by the Exchange Agreement, (i) Componus will become a wholly-owned subsidiary of the Company, (ii) the Company will abandon its current line of business and adopt the business of Componus as its sole business, and (iii) the new Board of Directors intends to appoint a new slate of officers.
Stockholders representing approximately 85.8% of the issued and outstanding shares have indicated that they intend to vote to approve these proposals, which would be sufficient to insure that the proposals are approved.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
By order of the Board of Directors,
/s/ John C. Canouse, Chairman

JPC CAPITAL PARTNERS, INC.
3440 Preston Ridge Road
Suite 600
Alpharetta, GA 30005
NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
Notice is hereby given that a special meeting of the stockholders of JPC CAPITAL PARTNERS, INC., a Delaware corporation (the “Company”, “us” or “we”) will be held at our principal office located at 3440 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on May 28, 2008 at 10:00 a.m. local time, for the purpose of considering and acting upon the following proposals:
1.	Amendment of the Company’s Certificate of Incorporation to:
A.	increase the number of authorized shares of common stock, par value $.001 per share (the “Common Stock”), of the Company from 95,000,000 shares to 250,000,000 shares;

B.	effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock based upon a ratio of 2 for 1.

C.	Change the name of the Company to “Detroit International Auto Salon Corp.”

D.	Remove Article VI, declassifying the Board of Directors and removing special provisions related to appointment of Directors, meetings of Stockholders and other matters.
2.	Appointment of a new Board of Directors consisting of:
Hung-Lang “Eric” Huang Wang “Sara” Bing-Chin Huang Hsiu-Pin “Sharon” Hsu Cliff Nakayama Chun-Ying “John” Chen Yung-Hsiang “Paul” Chou
3.	Approve the adjournment of the annual meeting for any permitted reason.
Only stockholders of record at the close of business on April 3, 2008 are entitled to receive notice of and to vote at the meeting. Stockholders of record are invited to attend the meeting in person. The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

JPC CAPITAL PARTNERS, INC.
3440 Preston Ridge Road
Suite 600
Alpharetta, GA 30005
INFORMATION STATEMENT
We, JPC Capital Partners, Inc. (the “Company”, “we”, “us” or “our”) are furnishing this information statement to you in connection with a special meeting of the stockholders to be held at our principal office located at 3440 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on May 28, 2008 at 10:00 a.m. local time, and at any adjournment thereof. Only stockholders of record at the close of business on April 3, 2008 (the “Record Date”) are entitled to vote at the meeting, or any postponements or adjournments of the meeting.
A copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 accompanies this Information statement. This information statement was first mailed to stockholders on or about May 6, 2008.
At the special meeting, stockholders will be asked to:
I.	Amend of the Company’s Certificate of Incorporation to:
A.	increase the number of authorized shares of common stock, par value $.001 per share (the “Common Stock”), of the Company from 95,000,000 shares to 250,000,000 shares;

B.	effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock based upon a ratio of 2 for 1.

C.	Change the name of the Company to “Detroit International Auto Salon Corp.”

D.	Remove Article VI, which will eliminate the requirement for Classes of Directors and staggered terms for such classes, special provisions related to appointment of Directors, and special provisions relating to meetings of Stockholders.
II.	Appoint a new Board of Directors consisting of:
Hung-Lang “Eric” Huang Wang “Sara” Bing-Chin Huang Hsiu-Pin “Sharon” Hsu Cliff Nakayama Chun-Ying “John” Chen Yung-Hsiang “Paul” Chou
III.	Approve the adjournment of the special meeting for any permitted reason.

Stockholders representing approximately 85.8% of the issued and outstanding shares have indicated that they intend to vote to approve these proposals, which would be sufficient to insure that the proposals are approved. Delaware General Corporation Law does not provide appraisal or dissenters rights to our stockholders for the events noticed herein.
PROPOSAL I — AMENDMENT TO THE CERTIFICATE OF INCORPORATION
On April 25, 2008, the Board of Directors of the Company approved an amendment, subject to stockholder approval, to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 95 million to 250 million, to effect a reverse stock split upon a ratio of 2 for 1, to change the name of the Company to “Detroit International Auto Salon Corp.” and to remove provisions relating to the declassification of directors and other matters. A copy of the proposed Amendment to the Certificate of Incorporation are attached hereto as Appendix A.
A. Increase in Authorized Common Stock
The Board of Directors proposes to increase the number of shares of common stock from 95 million shares to 250 million shares, as required by the terms of the Exchange Agreement (please see the section below labeled “Exchange Agreement” for further information). The characteristics of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.
As of the Record Date, a total of approximately 26,591,546 shares of Common Stock are issued and outstanding. If approved, the 2 for 1 reverse stock split would reduce the issued and outstanding shares to approximately 13,296,000. Upon the issuance of 89,000,000 shares of common stock to Componus, Inc. pursuant to the Exchange Agreement, there will be approximately 102,296,000 common shares issued and outstanding and approximately 147,704,000 authorized but unissued common shares.. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.
Except for the issuance of shares in connection with the Exchange Agreement, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.
B. Reverse Stock Split
The Board of Directors proposes to amend the Certificate of Incorporation to effect a 2 for 1 reverse stock split. This reverse split is required pursuant to the terms of the Exchange Agreement. When effective, the reverse stock split will automatically apply to all shares of Common Stock then issued and outstanding. The reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power. However, the reverse stock split, together with the increase in authorized common stock, will increase the Board’s ability to issue authorized and unissued shares without further stockholder action.
The principal effect of the reverse stock split will be that the number of shares of our Common Stock issued and outstanding will be reduced from 26,591,546 shares to approximately 13,296,000 shares. No fractional shares will be issued; all fractional shares will be rounded up to the next whole share. In addition, commencing with the effective date of the reverse stock split, all outstanding options entitling the holders thereof to purchase shares of the Company’s common stock will entitle such holders to receive, upon exercise of their options, a one-half of the number of shares of the Company’s common stock which such holders may purchase upon exercise of their options. Correspondingly, commencing on the effective date of the reverse stock split, the exercise price of all outstanding options and warrants will be doubled and the number of shares of common stock issuable upon conversion or exercise of such outstanding options and warrants will be decreased by one-half.
The reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.
Certain Risk Factors Associated with the Reverse Stock Split
Effect on Market Capitalization
There can be no assurance that the total market capitalization of our Common Stock (the aggregate value of all Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split. A decline in the market price of the Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Common Stock could be adversely affected following such a reverse stock split.
Effect on Fractional Stockholders
You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. All post-split shareholdings will be rounded-up to the nearest full share.
Effect on Registered and Beneficial Stockholders
Upon a reverse stock split, we intend to treat stockholders holding Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Standard Register and Transfer Company, Inc., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Authorized Shares
The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized and unissued shares of Common Stock would increase due to the reduction in the number of shares of Common Stock issued and outstanding. We may issue such shares in the future. If we issue such shares, the ownership interest of holders of our Common Stock will be diluted.
Accounting Matters
The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Common Stock on its balance sheet will be reduced proportionately, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will be restated because there will be fewer shares of Common Stock outstanding.
Procedure for Effecting Reverse Stock Split
We will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation after the proposal to amend the Certificate of Incorporation is approved at the Special Meeting. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “split effective date.” Beginning on the split effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement.
Under the Delaware Law, the state in which the Company is incorporated, the reverse stock split does not require the Company to provide dissenting stockholders with a right of appraisal and the Company will not provide stockholders with such right.
Federal Income Tax Consequences of Reverse Split
The Company believes that the Federal income tax consequences of the reverse stock split to holders of common stock will be as follows:
      (i) Except as explained in (v) below, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

      (ii) Except as explained in (v) below, the tax basis of the post-reverse split shares will equal the tax basis of the pre-reverse split shares exchanged therefore.
      (iii) Except as explained in (v) below, the holding period of the post-reverse split shares will include the holding period of the pre-reverse split shares if such pre-reverse split shares were held as capital assets.
      (iv) The conversion of the pre-reverse split shares into the post-reverse split shares will produce no taxable income or gain or loss to the Company.
      (v) The Federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.
The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.
THE ABOVE DISCUSSION IS A BRIEF SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE.
C. NAME CHANGE
The Board of Directors proposes to change the name of the Company to “Detroit International Auto Salon Corp.” This change is required pursuant to the terms of the Exchange Agreement and will better reflect the new line of business of the Company. The name change will be effective upon filing of the amended Certificate of Incorporation.
D. REMOVAL OF ARTICLE VI FROM THE CERTIFICATE OF INCORPORATION
The Board of Directors proposes to remove Article VI from the Certificate of Incorporation. Article VI provides:
     A. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
     B. The directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 2000; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2001;

the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2002; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
     C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by the stockholders at any meeting, (b) by a majority of the directors, although less than a quorum, or (c) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors consisting the Board of Directors shall shorten the term of any incumbent director.
     D. Any action required or permitted to be taken by the stockholders of the corporation may be effected by any consent in writing by such stockholders.
     E. Special meetings of stockholders of the corporation may be called only by either the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorship at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the Chief Executive Officer.
This proposal would modify how Directors are elected, how they are appointed in the case of a vacancy or expansion of the Board and when and how certain special meetings of the stockholders may be called. Upon removal of Article VI, corresponding default provisions of Delaware General Corporation Law would govern the Corporation and the Board of Directors.
One important change which would result from the removal of Article VI is the declassification of the Directors. In its present form, the Certificate of Incorporation provides that the Directors shall be divided into three classes, with each class of Directors serving a three year term and with each term staggered by one year. Thus, only 1/3 of all Directors are typically elected at any annual meeting.
Classified boards have been widely adopted by companies and have a long history in corporate law. Those supporting classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Advocates of classified boards also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Supporters further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.
Some investors, however, have come to view classified boards as having the effect of insulating directors from being accountable to a corporation’s shareholders. A classified board of directors, for example, limits the ability of shareholders to elect all directors on an annual basis and exercise influence over a company, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for shareholders to influence the business and affairs of the Company and to hold directors accountable for implementation of policies. A classified board may also make it more difficult for another company to acquire the Company, which could reduce the market price of the Company’s common stock and the price that the shareholder may ultimately receive when their stock is sold.
Other changes which would result from the removal of Article VI are the removal of the provision permitting the existing directors to fill vacancies on the Board without shareholder approval and the limitation that only the Chairman, a majority of the Directors or the Chief Executive Officer may call a call a special meeting of the Stockholders (Article VI.E).
All of these proposed changes are intended to increase director accountability to shareholders and continue to enhance the Company’s corporate governance policies and procedures. After careful consideration of the various arguments for and against the removal of Article VI, the Board of Directors proposes remove Article VI. This determination by the Board furthers our goal of ensuring that the Company’s corporate governance policies establish director accountability to the Company’s shareholders and will allow our shareholders the opportunity each year to act upon their views on the performance of the Board of Directors by electing all directors annually.
The Board of Directors has unanimously approved the proposed amendment to the Certificate of Incorporation described above and when approved by the requisite vote of the shareholders, the Certificate of Incorporation will be amended to remove Article VI.
PROPOSAL II — ELECTION OF DIRECTORS
Our Bylaws set forth the range in number of directors between two and seven, each of whom will serve until replaced at an annual or special meeting of the Shareholders. Each Nominee for Director was named by Componus pursuant to the terms of the Exchange Agreement and therefore was not subject to being named by a nomination committee. The nominees, if elected, will determine whether to form compensation and audit committees and whether to accept compensation for their role as Directors. No nominee for Director has any current or prior transactions with the Company other than through Componus and the Exchange Agreement and none have previously served or presently serve on the Board of Directors; thus, all nominees are presently deemed independent. Some or all of theses nominees may be named officers of the Company after the transactions contemplated by the Exchange Agreement are closed; however, Componus has not indicated which, if any, of these nominees will serve as officers of the Company. The nominees for Director are set forth below:

Name	Age
Hung-Lang “Eric” Huang	50
Mr. Hung-Lang has served as the Componus’s Chairman and President since December, 2005 and CEO since October, 2006 when he founded the Componus. He is currently responsible for strategy and operations. He also founded Asia Forging Supply Co., Ltd and has served as its Chief Executive Officer and President since 1998. Prior to founding both companies, Mr. Huang was Vice President of Hwa Fong Steel Forging Company Ltd., (1984 to 1997) and Hwa Kien Director of Han Tai and Taiwan Automotive Industry Association (1998 to present). Mr. Huang graduated from Taipei Technology University of Taiwan in 1978.

Wang Bing-Chin “Sara” Huang	51
Mrs. Wang Bing-Chin Huang has served Componus as its Chief Financial Officer and Director since 2005 and has also served Asia Forging Supply Co., Ltd. as its Chief Financial Officer and Director since 1998. She presently oversees Financial Planning and Management for both companies. Mrs. Huang has previously served as Finance Dept. Manager of Hwa Fong Steel Forging Company Ltd., (1975 to 1998) and presently on the Board of Directors of Hwa Kien Heavy Industry Corporation and Hwa Kien Technology Company Ltd.

Hsiu-Pin “Sharon” Hsu	42
Mrs. Hsiu-pin Hsu has served Componus as a Director since December, 2005. Mrs. Hsu was one of the partners of DER YU CPAs/DER Yu Management Consulting Co. and was a Client Financial Consultant from September 1995 to October 2007. Since October 2007 until present, Mrs. Hsu has been a Partner with KingNah CPAs firm.

Cliff Nakayama	55
Mr. Cliff Nakayama served Componus as its CEO from December 2005 until October 2006 and as a Director since December 2005. Mr. Nakayama is a Managing Director of Mostwell International LLC and is a contributing member of the Silicon Valley Chapter of the Association for Corporate Growth, Asian American Multi-Technology Association, Chinese-American Semiconductor Professional Association, the Japan-America Society and the Society of Automotive Engineers. Mr. Nakayama is a graduate of the U.S. Military Academy at West Point, New York and earned his MBA from the Pepperdine University.

Chun-Ying “John” Chen	55
Mr. Chun-Ying Chen has served Componus as a Director since January 2008. Mr. Chen has worked in the technology industry since 1985. He was the Marketing Director for ACER Group from 1985 to 2001. From 2001 to 2005, Mr. Chen served at Palit Group and FIC Group as their president and as a special assistant to the CEO. Presently, Mr. Chen is the Executive Advisor and President of Zebex Industries, Inc., positions he has held since March, 2005. Mr. Chen achieved an associate degree in Electronics Engineering from National Taipei Institute of Technology, Taipei, Taiwan, in 1974. He received a Bachelor degree and a Masters degree from American Commonwealth University, San Diego, California, USA in 1991 & 1992. He received a Doctor of Philosophy in Business Administration from Pacific Coast University, Baton Rouge, Louisiana, USA in 1993.

Yung-Hsiang “Paul” Chou	47
Mr. Yung-Hsiang Chou has served Componus as a Director since January, 2008. Since 2003, Mr. Chou has been a lecturer of Industry Analysis for several colleges, including Yuen-Pei Technology College, Suchow University, De Ming Technology College, and Chi Li Technology College. From 1990 to 2003, Mr. Chou was a researcher, analyst of industry and planner of market strategy for many different institutes and companies. Mr. Chou has studied for his Doctor Program of Industrial Economics at National Central University, Taiwan since 2003. Mr. Chou achieved his masters degree in Physics at National Cheng-Kung University in 1998 and his Bachelors degree of Physics at National Cheng-Kung University in 1986.
EXCHANGE AGREEMENT
On March 13, 2008, the Company executed a Stock Purchase Agreement and Share Exchange (the “Exchange Agreement”) with Componus, Inc. a Nevada corporation (“Componus”) whose principal office is located at 16630 Southfield Road, Allen Park, Michigan 48101. The Exchange Agreement provides for the acquisition of Componus whereby Componus shall become a wholly owned subsidiary of the Company. In connection with acquisition of Componus, the Company shall issue 89,000,000 total shares of common stock, which will represent and equate to approximately 87.25% of the total issued and outstanding common stock of the Company after the transaction is closed (the “Closing”). These shares will be issued in exchange for all of the issued and outstanding shares of Componus. The Exchange Agreement contemplates that, in connection with the Closing, each of the current officers and directors of the Company shall resign. These actions will result in a change of control of the Company.
The Exchange Agreement contains customary representations, warranties and covenants of the Company and Componus, including, among others, a covenant by the Company to maintain and keep its property in good condition, to perform under its agreements and to not enter into material agreements, issue shares, declare dividends, transfer assets or take other material actions without the consent of Componus. The Closing is conditioned upon, among other items, the approval of the proposals set forth in this information statement. Stockholders controlling approximately 85.8% of the issued and outstanding shares have stated they will vote to approve the proposals, which would assure the approval of such proposals.
The representations, warranties and covenants contained in the Exchange Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Exchange Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Exchange Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are cautioned not to rely on the representations, warranties and covenants or any descriptions thereof in the Exchange Agreement as characterizations of the actual state of facts or condition of the Company.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which has been previously filed with the SEC as Exhibit 2 to the Company’s Form 8-K, which is incorporated herein by this reference.
COMPONUS BUSINESS AND HISTORY
Componus is a large forging supplier in Asia. Componus provides, manufactures, or sells forgings, casting, stamping, semi-finished and finished components via direct sales, sales representation, and through distributors, predominately for the automobile industry. Components include:
· Hot, cold, warm-forged Forgings (blacks, semi-finished, finished)
· Castings (investment, shell, die blanks, semi-finished, finished)
· Wheels (steel, aluminum, cast, forged)
· Stamping Tooling (side, front, rear body)
· Sub-assemblies (CV joints, axles)
· Specialty forged or cast finished components (furniture, door handles)
Asia Forging Supply Co., Ltd (“AFS”), a wholly owned subsidiary of Componus, specializes in safety-related component products that require expertise to design and a higher quality to produce. AFS is a one-stop supplier for auto metal parts, and is represented globally with sales & service locations in over 14 countries on 4 continents. AFS works with all types of customers, from Tier 1 and Tier 2 of OEMs to aftermarket customers and spare parts shops. AFS is a certified vendor of Volvo, Dana, Affinia, Delphi, TRW, Magna and Linamar, among others.
AFS is a TS16949 and ISO9001 certified company with over 25 years of experience in the forging industry. Its major product lines are chassis parts, transmission parts, powertrain, suspension, and brake systems. AFS offers hot, warm, cold, and combination forgings, as well as upset forging. Besides forgings, AFS offers castings (ductile iron/ gray iron, die casting, squeeze casting, investment casting, etc.), stampings & stamping tooling, fasteners, and forged & cast wheels.
The Detroit International Auto Salon (“DIAS”) is a wholly owned subsidiary of Asia Forging Supply Co., Ltd (“AFS”). DIAS serves the automotive industry as being a marketplace in North America (Allen Park, Michigan) where Asian suppliers may come to meet in one location where all their automotive supply needs are coalesced, somewhat similar to a shopping center though specific to the industry.

PRO-FORMA FINANCIAL INFORMATION
The following unaudited pro forma combined financial statements give effect to the transaction between Componus and the Company. In accordance with the Exchange Agreement pursuant to which the Company will purchase from Componus all issued and outstanding shares of Componus’s common stock in consideration for the issuance of 89,000,000 shares of JPC Capital Partners, Inc. common stock. The Share Exchange will result in a change in control of JPC Capital Partners Inc., with Componus owning approximately 87.25% of the JPC Capital Partners Inc., common stock after giving effect to a 2 for 1 reverse split of JPC Capital Partner’s, common stock. Upon the filing of the Amended Articles of Incorporation and the closing of the transactions contemplated by the Exchange Agreement, (i) Componus will become a wholly-owned subsidiary of JPC Capital Partners, Inc. (ii) JPC Capital Partners, Inc. will abandon its current line of business and adopt the business of Componus as its sole business. This transaction with be accounted for as a reverse acquisition.
The pro forma combined statements of operations for the year ended December 31, 2007 assumes that the Exchange Transaction was consummated on January 1, 2007. The pro forma combined balance sheet as of December 31, 2007 assumes the Share Exchange Transaction, 2 for 1 reverse split, distribution of assets and payment of liabilities were consummated on that date. The information presented in the pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Share Exchange Transaction, 2 for 1 reverse split, distribution of assets and payment of liabilities occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Share Exchange Transaction and the 2 for 1 reverse split of the shares.
The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Componus Inc., and Asia Forging Supply Co., LTD.

COMPONUS INC., AND ASIA FORGING SUPPLY CO., LTD
COMBINED — PRO-FORMA BALANCE SHEET
AS OF DECEMBER 31, 2007
(unaudited)

	COMPONUS INC.,
	AND ASIA
	FORGING SUPPLY	JPC CAPITAL			Pro Forma Adjustments					PROFORMA
	CO., LTD.	PARTNERS, INC.	COMBINED		Debit			Credit		COMBINED
ASSETS
CURRENT ASSETS:
Cash and bank deposits	$727,415	$53,748	$781,163				(a)		53,748	$727,415
Accounts receivable, net	1,712,957	—	1,712,957							1,712,957
Marketable securities at market value	—	13,500	13,500				(a)		13,500	—
Advances	—	3,500	3,500				(a)		3,500	—
Notes receivable	68,420	—	68,420							68,420
Due from related party	—	15,620	15,620				(a)		15,620	—
Inventory	2,692,196	—	2,692,196							2,692,196
Prepaid and other current assets	954,989	6,416	961,405				(a)		6,416	954,989

Total current assets	6,155,977	92,784	6,248,761						92,784	6,155,977

FIXED ASSETS:
Land	1,321,673	—	1,321,673							1,321,673
Plant and equipment, net	2,251,748	2,230	2,253,978				(a)		2,230	2,251,748

Total fixed assets, net	3,573,421	2,230	3,575,651						2,230	3,573,421

Other assets	456,471	—	456,471							456,471

TOTAL ASSETS	$10,185,869	$95,014	$10,280,883		$				$95,014	$10,185,869

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
Short Term Loans and current portion long-term debt	$3,153,369	$—	$3,153,369		$			$		$3,153,369
Accounts payable	2,658,645	3,500	2,662,145	(b)		3,500				2,658,645
Accrued expenses	809,708	—	809,708							809,708
Advances of collection	180,790	—	180,790							180,790
Financing proceeds from stockholders	38,602	—	38,602							38,602
Other current liabilities	5,044	—	5,044							5,044

Total current liabilities	6,846,158	3,500	6,849,658			3,500				6,846,158

LONG TERM DEBT AND OTHER LIABILITIES:
Deferred rent	—	27,413	27,413	(b)		27,413				—
Long Term debt	1,481,184	—	1,481,184							1,481,184

Total long term debt and other liabilities	1,481,184	27,413	1,508,597			27,413				1,481,184

TOTAL LIABILITIES	8,327,342	30,913	8,358,255			30,913				8,327,342

STOCKHOLDERS EQUITY:
Common Stock ($.001 par value 250,000,000 shares authorized 102,296,000 shares issued and outstanding)	89,000	26,592	115,592	(c)		13,296				102,296
Additional paid in capital	2,409,015	5,768,707	8,177,722	(a)(d)		5,826,212	(b)(c)(e)		44,209	2,395,719
Legal reserve	14,220	—	14,220							14,220
Foreign currency translation adjustment	4,810	—	4,810							4,810
Unappropriated earnings	(658,518)	(5,483,448)	(6,141,966)				(d)		5,483,448	(658,518)
Unrealized holding loss on securities	—	(247,750)	(247,750)	(e)		—			247,750	—

Total stockholders equity	1,858,527	64,101	1,922,628			5,839,508			5,527,657	1,858,527

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$10,185,869	$95,014	$10,280,883			$5,870,421			$5,527,657	$10,185,869

See accompanying notes to combined financial statements

COMPONUS INC., AND ASIA FORGING SUPPLY CO., LTD
PRO FORMA COMBINED — PROFIT AND LOSS
FOR THE YEAR ENDED DECEMBER 31, 2007
(unaudited)

	COMPONUS INC.,
	AND ASIA
	FORGING SUPPLY	JPC CAPITAL			Proforma	PROFORMA
	CO., LTD.	PARTNERS, INC.	COMBINED		Adjustments	COMBINED

REVENUES:
Net Sales	$14,593,144	$1,049,576	$15,642,720	(f)	$(1,049,576)	$14,593,144
Cost of Goods Sold	10,156,280	—	10,156,280		—	10,156,280

Gross Profit	4,436,864	1,049,576	5,486,440		(1,049,576)	4,436,864

OPERATING EXPENSES:
General and Administrative	2,259,993	847,376	3,107,369	(f)	(847,376)	2,259,993
Selling	1,266,900	—	1,266,900		—	1,266,900
Research and Development	48,219	—	48,219		—	48,219
Depreciation and Amortization	230,833	3,688	234,521	(f)	(3,688)	230,833
Advertising	150,184	3,995	154,179	(f)	(3,995)	150,184
Bad Debts	82,351	—	82,351		—	82,351
Impairment Loss	304,401	—	304,401		—	304,401
Realized Loss on Securities	—	45,623	45,623	(f)	(45,623)	—

Total Operating Expenses	4,342,881	900,682	5,243,563		(900,682)	4,342,881

INCOME (LOSS) FROM OPERATIONS	93,983	148,894	242,877		(148,894)	93,983

OTHER INCOME AND EXPENSES
Interest expense	(402,708)	—	(402,708)		—	(402,708)
Interest income	22,377	—	22,377		—	22,377
Gain on foreign exchange	20,211	—	20,211		—	20,211
Rental income	38,267	—	38,267		—	38,267
Loss on disposal of fixed asset	(23,772)	—	(23,772)		—	(23,772)
Other	88,229	(2,072)	86,157	(f)	2,072	88,229

Total Other Income (Expense)	(257,396)	(2,072)	(259,468)		2,072	(257,396)

NET INCOME (LOSS) BEFORE TAXATION	(163,413)	144,750	(18,663)		(144,750)	(163,413)

Income Taxes	(21,817)	—	(21,817)		—	(21,817)

Net Loss	$(185,230)	$144,750	$(40,480)		$(144,750)	$(185,230)

See accompanying notes to combined financial statements

NOTE 1 — Merger Transaction
The Share Exchange Transaction is being accounted for as reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission. Componus Inc. and Asia Forging Supply Co., LTD will be considered the accounting acquirer and JPC Capital Partners, Inc. will be considered the acquired for accounting purposes.
Subsequent to the Share Exchange Transaction the financial statements of the combined entity will in substance be those of Componus. The assets, liabilities and historical operations prior to the share exchange transaction will be those of Componus. Subsequent to the date of the Share Exchange Transaction, Componus is deemed to be a continuation of the business of JPC Capital Partners. Therefore post exchange financial statements will include the combined balance sheet of JPC Capital Partners, Inc. and Componus, the historical operations of Componus and the operations of JPC Capital Partners and Componus from the closing date of the Share Exchange Transaction forward.
The outstanding stock of JPC Capital Partners Inc,. prior to the Share Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.
NOTE 2 — Pro Forma Adjustments
The pro forma adjustments to the combined balance sheet give effect to the recapitalization of Componus as of the transactions had occurred at the beginning of the period.
Balance Sheet December 31, 2007
[a] To reflect elimination of assets not transferred as a component of exchange agreement.

[b] To reflect elimination and payment of liabilities not transferred as a component of the exchange agreement.

[c] To effectuate the 2 for 1 reverse stock split of JPC Capital Partners, Inc.

[d] To eliminate the accumulated deficit of JPC Capital Partners, Inc. as an effect of the recapitalization.

[e] To eliminate the unrealized loss on securities as an effect of the recapitalization.

[f] To eliminate the profit and loss of JPC Capital Partners, Inc.
Unaudited pro forma adjustments reflect the following transaction:

a)
Additional Paid-in Capital	$95,014
Assets		$95,014
To reflect the elimination of the assets of JPC Capital Partners, Inc., in connection with the Share Exchange Transaction (or Reverse Merger)

b)
Liabilities	$30,913
Additional Paid-in Capital		$30,913
To reflect the elimination of the liabilities of JPC Capital Partners, Inc., in connection with the Share Exchange Transaction.(or Reverse Merger

c)
Common Stock	$13,296
Additional Paid-in Capital		$13,296
To reflect 2 for 1 reverse stock split of JPC Capital Partners, Inc. Common Stock. Post exchange common shares outstanding 102,296,000

d)
Additional Paid-In Capital	$5,483,448
Accumulated Deficit		$5,483,448
To recapitalize for the Share Exchange Transaction (or Reverse Merger)

e)
Additional Paid-In Capital	$247,750
Unrealized Holding Loss on Securities		$247,750
To recapitalize for the Share Exchange Transaction (or Reverse Merger)

REGULATORY APPROVAL
No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Agreement or the proposals set forth herein.

OUTSTANDING SHARES AND VOTING RIGHTS
As of the Record Date, the Company’s authorized capitalization consisted of (i) 95,000,000 shares of Common Stock, of which 26,591,540 shares of common stock were issued and outstanding and (ii) 5,000,000 shares of preferred stock, of which no shares were issued and outstanding. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any additional shares of Common Stock. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.
The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by each shareholder known by us to be the beneficial owner of more than 5% of our common stock, by each of our executive officers and directors and the executive officers and directors as a group. Except as otherwise indicated, JPC Capital Partners, Inc. believes that the beneficial owners of the Common Stock listed below, based on information furnished by the owners, own the shares directly and have sole investment and voting power over the shares. Except as otherwise indicated, all information is as of the Record Date.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number (2)	Percent
John C. Canouse (3)	16,395,156	61.6%
Joseph C. Canouse (4)(6)	2,274,106	8.6%
J.P. Carey Asset Management, LLC (4)(5)(6)	4,052,900	15.2%
Jimmie N. Carter	80,000	< 1%
Janet L. Thompson	5,118	< 1%
Directors and Officers as a Group (3 persons)	16,480,274	61.9%
1.	The address for all officers and directors is 3440 Preston Ridge Road, #600, Alpharetta, GA 30005.

2.	Information presented includes shares of Common Stock owned. All stock options issued in 2001 have expired.

3.	These shares are beneficially owned by John C. Canouse through The Rearden Trust and The Four Life Trust which are Canouse Family trusts. The address for both trusts is 3rd Floor, Murdoch House, South Quay, Douglas, Isle of Man, IM15AS and the executor for each is City Trust, Ltd., which has sole voting power over all shares in the trusts. John C. Canouse, our president, chief executive officer and chairman, Joseph C. Canouse, James P. Canouse, Jeffrey M. Canouse and Scott C. Martin are beneficiaries of The Rearden Trust and The Four Life Trust, which collectively hold 66.4.% of our outstanding Common Stock as follows: The Rearden Trust — 16,395,156 (66.1%) and The Four Life Trust — 80,000 (0.3%). While these individuals are the beneficiaries of the trusts, they do not have any affiliation with City Trust, Ltd. nor do they have voting or investment power over the shares. The control person of City Trust, Ltd. is Rodney Margot, its Chairman and principal owner.

4.	The address for Joseph C. Canouse, Cache Capital (USA) L.P., and J. P. Carey Asset Management, LLC is 3440 Preston Ridge Road, #600, Alpharetta, GA 30005.

5.	Includes 36,292 shares owned by Cache Capital (USA) L.P., which is controlled by J.P. Carey Asset Management, LLC.

6.	Joseph C. Canouse is the sole owner of J.P. Carey Asset Management, LLC and is the brother of John C. Canouse.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
The following table provides information concerning the annual and long-term compensation earned by our chief executive officer and each of the five other most highly compensated executive officers of our company during the last three fiscal years ended December 31.

		Annual Compensation			Long Term Compensation		Other

Name and Principal	Year Ended	Salary	Bonus	Other Annual	Securities	LTIP	All Other
Position	December 31			Compensation	Underlying	Payouts	Compensation
				($)	Options/SARs
John C. Canouse	2007	$97,978	—	—		—	—
Chief Executive Officer	2006	$75,000	—	—		—	—
	2005	$96,800	—	—		—	—
Jimmie N. Carter	2007	$96,000	—	—	(1)	—	—
Executive Vice President	2006	$96,000	—	—		—	—
and Chief Financial Officer	2005	$96,000	—	—		—	—
Jose A. Auffant	2007	$0	—	—	(1)	—	—
Executive Vice President	2006	$0	—	—		—	—
and General Counsel	2005	$59,135	—	—		—	—
Janet L. Thompson	2007	$70,000	$500	—	(1)	—	—
Executive Vice President	2006	$70,000	$500	—		—	—
and Chief Compliance	2005	$70,000	$500	—		—	—
Officer
(1)	All stock options granted in 2001 at an exercise price of $1.25 have expired unexercised or were cancelled due to termination of employment.
Option Grants in Last Fiscal Year
None
Compensation of Directors
Directors do not receive any compensation for serving on our Board of Directors, except that JPC Capital Partners, Inc. reimburses them for any expenses incurred in attending directors’ meetings, provided that JPC Capital Partners, Inc. has the resources to pay these fees. No requests for reimbursements were received nor were any fees paid in 2005 or 2004.
Employment Agreements
None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
John C. Canouse, our president, chief executive officer and chairman, is a beneficiary of The Rearden Trust and The Four Life Trust, which collectively hold 70% of our outstanding Common Stock.
We share the services of several employees with J.P. Carey Asset Management, LLC. including John C. Canouse, our president, chief executive officer and chairman, Jimmie N. Carter, our executive vice president and chief financial officer, and Janet L. Thompson, our executive vice president and chief compliance officer. We also benefit from the services provided by employees of the related companies. Generally, shared employees are compensated exclusively by only one of the companies in order to minimize benefit and payroll tax expense. We monitor the amount of time employees devote to each of the companies and allocate the associated labor costs accordingly. We also allocate the office rent expense, communications expense, the cost of healthcare insurance, and other overhead or shared services expense. We recognize any differential in cost and benefit in our financial statements and make the appropriate payment from one company to the other. This is consistent with the SEC shared services accounting procedures promulgated December 2003.
During the year the Company paid $75,000 to JP Carey Asset Management, LLC, a related party for consulting services provided. The Company also received payments of $44,700 from JP Carey Asset Management for assistance provided. The Company allocated expenses of $43,663 to JP Carey Asset Management, LLC for rent, healthcare expense, telephone expense, and administrative support. At December 31, 2007 the Company was owed $15,620 of this amount. The Company also paid $162 in miscellaneous expenses on behalf of JPC Holding Company, Inc., a related party.
During the year the Company made a cash advance of $3,500 to Scott C. Martin, a related party, and commissioned salesperson. Mr. Martin had previously received advances from the Company. No interest was charged for the advances. The advance was outstanding at December 31, 2007.
During the year the Company paid $12,000 to Frank Connor, a related party, for website support, maintenance, and the use of a computer system for the operations of the Company.
OTHER MATTERS
No director of the Company has informed the registrant in writing that he intends to oppose any action to be taken by the Company. No proposals have been received from security holders.
One copy of the Company’s Annual Report on Form 10-KSB and one copy of this Information Statement are being delivered to multiple security holders sharing an address unless the Company has received contrary written instructions. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report this Information Statement if such request is made to the Company at the address or phone number set forth on the first page of this Information Statement.
The Company files annual, quarterly and current reports, information statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the Company has filed at the Commission’s public reference rooms at 100 F Street, NE, Washington, D.C., 20549. Please call the commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site at www.sec.gov at which reports, information statements and other information (including this Information Statement) regarding the Company are available.
INCORPORATION BY REFERENCE
Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference regarding the contents or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Information Statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC, prior to the closing of the Exchange Agreement, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the Effective Time of the Merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Information Statement.
You should rely only on information contained in or incorporated by reference in this information. No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.
THIS INFORMATION STATEMENT IS DATED MAY ___, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
JPC CAPITAL PARTNERS, INC.
It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is JPC Capital Partners, Inc.
     2. The certificate of incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article I the following new Article I:
“ARTICLE I: THE NAME OF THE CORPORATION IS “DETROIT
INTERNATIONAL AUTO SALON, INC.” (HEREINAFTER REFERRED TO AS THE
“CORPORATION”).”
     3. The certificate of incorporation of the Corporation is hereby amended by Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:
“ARTICLE IV. The total number of issued and outstanding shares of common stock of the Corporation as of May 3, 2008 (the “Record Date”) shall be decreased by way of a reverse stock split (the “Stock Split”) in the amount of two (2) shares of common stock for one (1) share of common stock. Any fractions of shares shall be rounded up.
          The amount of the total stock the Corporation is authorized to issue is Two Hundred Fifty Five Million (255,000,000) shares consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:
Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including (but without limiting the generality of the foregoing) the following:
(1)	the designation of such series;

(2)	the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series may be redeemed by the Corporation, and if so, the times, prices and other terms and conditions of such redemption;

(4)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(5)	whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any series of any class or classes of capital stock of the Corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange;

(6)	the restrictions and conditions, if any, upon the series or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(7)	the rights of the holders of the shares of such series upon the liquidation or distribution of assets of the Corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation
Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever.
     4. The certificate of incorporation of the Corporation is hereby amended by striking out Article VI subsection B thereof in its entirety. The remainder of Article VI (subsections A, C, D and E) shall remain in full force and effect.
     5. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.
Signed on May __, 2008:

JPC CAPITAL PARTNERS, INC.
By:
	Name:	John C. Canouse
	Title:	Chief Executive Officer